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                                                                    Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT

        We consent to use in this Registration Statement of Magellan International, Inc. on Form S-4 of our reports dated February 28, 1997 relating to the financial statements of the Galaxy Business of Hughes Communications, Inc. and to the financial statements of Magellan International, Inc., appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the references to us under the headings "Galaxy Summary Historical Financial Information," "Selected Historical Financial Information of Galaxy" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Los Angeles, California
April 16, 1997